As filed with the Securities and Exchange Commission on October 2, 2018.

Registration No. 333-218934

Registration No. 333-206011

Registration No. 333-175066

Registration No. 333-147263

Registration No. 333-125555

Registration No. 333-63278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218934

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206011

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175066

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-147263

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125555

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63278

under

THE SECURITIES ACT OF 1933

AV HOMES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-1739078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6730 N. Scottsdale Rd. Suite 150 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

AV HOMES, INC. 2015 INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED JUNE 1, 2017

AV HOMES, INC. 2015 INCENTIVE COMPENSATION PLAN

AVATAR HOLDINGS INC. AMENDED AND RESTATED 1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN (2011 RESTATEMENT)

AVATAR HOLDINGS INC. AMENDED AND RESTATED 1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN (2005 RESTATEMENT)

AVATAR HOLDINGS INC. AMENDED AND RESTATED 1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN

(Full title of the plan)

Darrell C. Sherman, Esq.

Executive Vice President and Chief Legal Officer

AV Homes, Inc.

c/o Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-218934, originally filed by AV Homes, Inc. (the “Registrant”) on Form S-8 with the Securities and Exchange Commission on June 23, 2017 which registered an additional 1,000,000 shares of the Registrant’s common stock, par value $1.00 (“Registrant Common Stock”), issuable pursuant to the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated June 1, 2017;

•

Registration Statement No. 333-206011, originally filed by the Registrant with the SEC on July 31, 2015, which registered the offer and sale of 772,405 shares of Registrant Common Stock, issuable pursuant to the AV Homes, Inc. 2015 Incentive Compensation Plan;

•

Registration Statement No. 333-175066, originally filed by the Registrant with the SEC on June 22, 2011, which registered the offer and sale of 700,000 shares of Registrant Common Stock, issuable pursuant to the Avatar Holdings Inc. Amended And Restated 1997 Incentive And Capital Accumulation Plan (2011 Restatement);

•

Registration Statement No. 333-147263, originally filed by the Registrant with the SEC on November 9, 2007, which registered the offer and sale of 200,000 shares of Registrant Common Stock, issuable pursuant to the Avatar Holdings Inc. Amended And Restated 1997 Incentive And Capital Accumulation Plan (2005 Restatement);

•

Registration Statement No. 333-125555, originally filed by the Registrant with the SEC on June 6, 2005, which registered the offer and sale of 400,000 shares of Registrant Common Stock, issuable pursuant to the Avatar Holdings Inc. Amended And Restated 1997 Incentive And Capital Accumulation Plan (2005 Restatement); and

•

Registration Statement No. 333-63278, originally filed by the Registrant with the SEC on June 19, 2001, which registered the offer and sale of 900,000 shares of Registrant Common Stock, issuable pursuant to the Avatar Holdings Inc. Amended And Restated 1997 Incentive And Capital Accumulation Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable pursuant to the above referenced Registration Statements.

On October 2, 2018, pursuant to the Agreement and Plan of Merger, dated as of June 7, 2018 (the “Merger Agreement”), by and among Taylor Morrison Home Corporation (“Parent”), Taylor Morrison Communities, Inc. (solely for purposes of Sections 5.13, 7.3 and 8.14), Thor Merger Sub, Inc. (“Merger Sub”) and the Registrant, the Registrant merged with and into the Merger Sub, with the Registrant continuing as the surviving corporation and as an indirect subsidiary of Parent.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statement have been terminated. The Registrant hereby removes from registration all Shares registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 2nd day of October, 2018. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

AV HOMES, INC.

By:	/s/ Darrell C. Sherman

Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary